UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2021

WILLDAN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33076	14-1951112
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 East Katella Avenue, Suite 300, Anaheim, California 92806

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (800) 424-9144

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	WLDN	The Nasdaq Stock Market LLC (Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Cynthia Downes as a Director

On August 3, 2021, the board of directors (the “Board”) of Willdan Group, Inc., a Delaware corporation (“Willdan”), pursuant to Section 4.02 of Willdan’s Amended and Restated Bylaws, increased the number of directors that constitute the entire Board from eight to nine, effective August 4, 2021.

On August 3, 2021, the Board, pursuant to Section 4.10 of Willdan’s Amended and Restated Bylaws, appointed Cynthia Downes to the Board, effective August 4, 2021, to fill the vacancy on the Board and to serve until her respective successor has been duly elected and qualified or until her earlier resignation or removal. The Board has determined that Ms. Downes is an independent director under the listing standards of the Nasdaq Global Market. Ms. Downes was appointed to serve as a member of the Audit Committee and the Compensation Committee.

Ms. Downes, 60, has served as the Chief Financial Officer of Constant and Associates, Inc., a disaster and crisis management firm, since 2020. Additionally, Ms. Downes provides outsourced chief financial officer and strategic consulting services for Fide Professions Services, which she founded in 2017. Previously, from 2017 to 2019, she provided accounting and finance leadership consulting services to Guidehouse Inc., a management consulting firm. Ms. Downes also previously served as Executive Vice President, Chief Financial Officer and Treasurer at Versar, Inc. (NYSE:VSR), a global engineering and construction management services company, from 2011 to 2017. From 2009 to 2011, Ms. Downes was Vice President and Chief Financial Officer of Environmental Design International Inc., an engineering firm based in Chicago, specializing in environmental and civil engineering. From 2008 to 2009, she was Vice President of Finance of GDI Advanced Protection Solutions, and from 2005 to 2007, she provided financial consulting services to Huron Consulting Group, Inc. (Nasdaq:HURN). Ms. Downes also spent 15 years at Tetra Tech, Inc. (Nasdaq:TTEK), ultimately serving as Vice President and Chief Financial Officer of its subsidiary, Tetra Tech, EM Inc. Ms. Downes also currently serves on the Board of Trustees and as Chair of the Audit Committee of Riverside Research, a not-for-profit scientific research organization, and on the board of the Women in Business Initiative at George Mason University. Ms. Downes has an active CPA license and is a member of the American Institute of Certified Public Accountants. Ms. Downes received a B.S. in 1983 from Purdue University and an M.B.A. in 2002 from Northwestern University.

Ms. Downes will receive compensation for her services as a director in accordance with Willdan’s standard compensation program for non-management directors, which provides for an annual retainer of $36,000, paid in cash, and certain other fees for service on committees and attendance at Board and committee meetings, each as further described in Willdan’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on April 23, 2021. In connection with her appointment, Ms. Downes received a restricted stock award having a grant date value of approximately $59,452, which award will vest in substantially equal installments over a period of two years on each of August 4, 2022 and August 4, 2023. This award represents a pro-rata portion of the equity award that was granted to other non-management directors in 2021, and vests in substantially equal installments on the first and second anniversaries of Ms. Downes’s appointment date. In addition to the compensation that Ms. Downes will receive for her service as member of the Board, Willdan intends to enter into its standard form of indemnification agreement with Ms. Downes. A form of the indemnification agreement was previously filed by Willdan as Exhibit 10.1 to the Current Report on Form 8-K, as originally filed with the SEC on June 13, 2016.

There is no arrangement or understanding between Ms. Downes and any other person pursuant to which Ms. Downes was selected as a member of the Board. In addition, there are no transactions in which Ms. Downes has an interest that are required to be disclosed under Item 404(a) of SEC Regulation S-K.

Resignation of Daniel Chow as Chief Operating Officer

On August 4, 2021, Mr. Daniel Chow notified the Company of his resignation from his position as Chief Operating Officer of the Company and from all other officer positions he holds with the Company and each of its subsidiaries, effective August 13, 2021. Mr. Chow will continue his employment and service to the Company as an operational advisor following the conclusion of his service as Chief Operating Officer.

Item 7.01	Regulation FD Disclosure

On August 5, 2021, Willdan issued a press release announcing the appointment of Ms. Downes to the Board and Mr. Chow’s resignation and transition to an operational advisor. A copy of the press release is attached as Exhibit 99.1 hereto and is hereby incorporated by reference in its entirety. The information in this Item 7.01 and the attached Exhibit 99.1 to this Current Report on Form 8-K is being furnished (not filed) pursuant to Regulation FD.

Item 9.01	Financial Statements and Exhibits

(d)       Exhibits.

Exhibit No.	Document
99.1	Press Release of Willdan Group, Inc., dated August 5, 2021.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLDAN GROUP, INC.

Date: August 5, 2021	By:	/s/ Creighton K. Early
Creighton K. Early
Chief Financial Officer